Exhibit 10.46

FIFTH AMENDMENT TO OFFICE BUILDING LEASE

This FIFTH AMENDMENT TO OFFICE BUILDING LEASE (“Amendment”) is made and entered into as of April 19, 2012, by and between PARK LAKE APARTMENTS, L.P., a California limited partnership (“Landlord”) and RIMINI STREET, INC., a Nevada corporation (“Tenant”).

R E C I T A L S:

A.          WHEREAS, Landlord’s predecessor-in-interest and Tenant entered into that certain Office Building Lease dated as of September 2006 (“Original Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord Suite 246, consisting of approximately 1,794 rentable square feet and located on the second floor (“Original Premises”) of the building located at 6601 Koll Center Parkway, Pleasanton, California (“Building”);

B.          WHEREAS, the Original Lease was amended by that certain First Amendment to Office Building Lease dated as of October 2007 (“First Amendment”) pursuant to which, among other things, Landlord leased to Tenant, Suite 350, consisting of approximately 5,766 rentable square feet and located on the third floor (“Replacement Premises”) of the Building, in lieu of the Original Premises;

C.          WHEREAS, the Original Lease was further amended by that certain Second Amendment to Office Building Lease dated as of May 2009 (“Second Amendment”, together with the First Amendment and Original Lease, as amended, is referred to herein as the “Lease”) pursuant to which, among other things: (i) the Renewal Term was extended by the Second Renewal Term; and (ii) Landlord additionally leased to Tenant and Tenant additionally leased from Landlord approximately 6,337 rentable square feet of space on the third floor of the Building (“Expansion Premises”, together with the Replacement Premises is referred to herein as the “Existing Premises”) as of the Second Renewal Term Commencement Date;

D.          WHEREAS, the Original Lease was further amended by that certain Third Amendment to Office Building Lease dated as of October 2009, whereby, among other things: (i) the Renewal Term was extended by the Third Renewal Term; and (ii) Landlord additionally leased to Tenant and Tenant additionally leased from Landlord approximately 10,852 rentable square feet of space adjacent to the Existing Premises of the Building (“Second Expansion Premises”) as of the Third Renewal Term Commencement Date.

E.          WHEREAS, the Original Lease was further amended by that certain Fourth Amendment to Office Building Lease dated as of January 18, 2011, whereby, among other things: (i) the Third Renewal Term Commencement Date was amended to reflect the actual Commencement Date of the Third Amendment and: (ii) the Base Rent Tables in the Third Amendment were amended to reflect actual dates as well as corrections of scriveners errors in the Third Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Recitals.  The foregoing recitals are incorporated herein by this reference.

2.          Defined Terms.  Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.

3.          Effective Date.  The effective date of this Amendment shall be upon the mutual execution and delivery of this Amendment by Landlord and Tenant (“Effective Date”).

4.          Extension of Third Renewal Term.  Pursuant to the Fourth Amendment, the Third Renewal Term expires on November 30, 2014.  As of the Effective Date, the term of the Lease for the Existing Premises and the Second Expansion Premises shall be for sixty (60) months (“Fourth Renewal Term”), commencing on July 1, 2012 (“Fourth Renewal Term Commencement Date”) and expiring on June 30, 2017.

5.          Third Expansion Premises.

(a)          In consideration of the rents, terms, provisions and covenants of this Amendment and the Lease, Landlord hereby leases unto Tenant and Tenant hereby rents and accepts from Landlord the Third Expansion Premises.  The Third Expansion Premises is more particularly described on Exhibit A attached hereto.  The Third Expansion Premises is located on the ground floor of 6601 Koll Center Parkway, Suite 100.

(b)          Tenant covenants, as a material part of the consideration for the Lease, as amended hereby, to keep and perform each and all of said terms, covenants and conditions for which Tenant is liable and that this Amendment is made upon the condition of such performance.  On and after the Fourth Renewal Term Commencement Date, all of the terms and provisions of the Lease, as amended hereby, shall apply to both the Existing Premises, the Second Expansion Premises and the Third Expansion Premises.  From and after the Fourth Renewal Term Commencement Date, each and every reference in the Lease and in this Amendment to “Premises” shall be and mean the Existing Premises, the Second Expansion Premises and the Third Expansion Premises, collectively.  The Existing Premises and Second Expansion Premises consist of a total of approximately 22,955 rentable square feet.  The Third Expansion Premises shall be known as Suite 100 and consists of approximately 5,468 rentable square feet.

6.          Existing Premises and Second Expansion Premises Base Rent.

(a)          As of the Fourth Renewal Term Commencement Date, the monthly Base Rent for the Existing Premises and the Second Expansion Premises shall be as follows:

Period of the Fourth Renewal Term	Monthly Rental Rate Per Rentable Square Foot	Monthly Base Rent for the Existing Premises and the Second Expansion Premises
July 1, 2012 – August 31, 2012	$0.00	$0.00
September 1, 2012 – June 30, 2013	$2.00	$45,910.00
July 1, 2013 – June 30, 2014	$2.05	$47,057.75
July 1, 2014 – June 30, 2015	$2.10	$48,205.50
July 1, 2015 – June 30, 2016	$2.15	$49,353.25
July 1, 2016 – June 30, 2017	$2.20	$50,501.00

(b)          As of the Fourth Renewal Term Commencement Date, the monthly Base Rent for the Third Expansion Premises shall be as follows:

Period of the Fourth Renewal Term	Monthly Rental Rate Per Rentable Square Foot	Monthly Base Rent for the Third Expansion Premises
July 1, 2012 – December 31, 2012	$0.00	$0.00
January 1, 2013 – June 30, 2013	$1.864	$10,192.35
July 1, 2013 – June 30, 2014	$1.924	$10,520.43
July 1, 2014 – June 30, 2015	$1.974	$10,793.83
July 1, 2015 – June 30, 2016	$2.024	$11,067.23
July 1, 2016 – June 30, 2017	$2.074	$11,340.63

7.          Tenant’s Percentage Share.  As of the Fourth Renewal Term Commencement Date, Tenant’s Percentage Share shall be adjusted upwards to 40.84%, to take into account the leasing of the Third Expansion Premises to Tenant.

8.          Base Year.  As of the Fourth Renewal Term Commencement Date, Tenant’s Base Year for the Existing Premises and the Second Expansion Premises shall be adjusted to 2012.  Tenant’s Base Year for the Third Expansion Premises shall be 2012.

9.          Third Expansion Premises Tenant Improvements.

(a)          Following the mutual execution and delivery of this Amendment and prior to the Fourth Renewal Term Commencement Date, Landlord shall construct and install certain improvements within the Third Expansion Premises (collectively herein, the “Third Expansion Premises Tenant Improvements”), which shall be constructed in accordance with the Space Plan (“Space Plan”), prepared by Hopkins & Wall, dated February 27, 2012, attached hereto as Exhibit B, to also include the following specifications and improvements:

(i)	Carpet specification is J&J Tussah broadloom carpet over pad, which is installed in the Second Expansion Premises;

(ii)	Supply and install four (4) receptacles above the grid at reception, secondary corridor exit and above columns adjacent to cubicles in open area;

(iii)	Install floor monuments in both conference rooms;

(iv)	If necessary, supply and install conduit from the first (1st) floor electrical room over the lobby into Tenant’s Premises;

(v)	Provide touch-up of existing doors;

(vi)
Inclusive in the “turnkey” improvements are removal and replacement of all acoustical ceiling tiles using building standard, 2’ x 4’, “Armstrong 2767 Second Look”, and the repair and/or replacement of existing Leveler window blinds where necessary; and

(vii)	Supply and install two (2), 6’ x 6’, Da-Lite Advantage Electoral, recessed projection screens.

The Third Expansion Premises Tenant Improvements shall be constructed by Landlord at Landlord’s expense.  The additional costs of construction resulting from improvements requested by Tenant which are not set forth in the Space Plan or in Section 9(a) shall be borne by Tenant.  In the event of any Tenant’s Delay (as defined in this Fifth Amendment), Tenant shall also be responsible for all increased costs of construction of the “Third Expansion Premises Tenant Improvements” incurred by Landlord as a result of such Tenant’s Delay (such costs referred to collectively herein as “Third Expansion Premises Change Costs”).

(b)          Landlord will also be responsible to provide a one-time touch-up of paint, where necessary, and at Tenant’s discretion, in the Existing Premises and the Second Expansion Premises during the period beginning December 1, 2014 and ending April 30, 2015 (“Paint Refurbishment in the Existing Premises and the Second Expansion Premises”).

(c)          For the purposes herein, the term “Tenant’s Delay” shall mean any delay in the construction of the Third Expansion Premises Tenant Improvements resulting from: (i) Tenant’s change(s) in the Space Plan or specifications and additional improvements in Section 9(a), provided that Tenant shall not make changes without the prior written consent of Landlord, which consent shall not be unreasonably withheld unless such change either incorporates items which are not Building standard improvements; or (ii) Tenant’s request for materials, finishes or installations which require a longer time than Building standard improvements to obtain, install or complete; or (iii) Tenant’s failure to comply with Landlord’s contractor’s or subcontractor’s schedule; or (iv) an Event of Default by Tenant under the Lease or the existence of any event or condition which, with the passage of time or the giving of notice or both would constitute such an Event of Default; or (v) delays caused by Tenant in construction; or (vi) any work performed in, on or about the Third Expansion Premises by Tenant or any Tenant Parties concurrently with the performance by Landlord of the Third Expansion Premises Tenant Improvements.  Tenant acknowledges that the length and/or impact of any Third Expansion Premises Tenant’s Delay may exceed the duration or scope of such event or conduct due to the necessity of rescheduling work or other causes.

(d)          Tenant shall have early access to the Third Expansion Premises, with all accessing parties having appropriate insurance in place with Property Management, two (2) weeks prior to the Fourth Renewal Term Commencement Date for the purpose of installing furniture, fixtures and voice and data systems, provided it does not interfere with Landlord’s ability to complete the Tenant Improvements.

(e)          Tenant shall be responsible for the cost of expanding its card key access system to the Third Expansion Premises.

10.          Replacement Premises Carpet Replacement.  The designated period of time for Landlord’s installation of new carpet throughout the Replacement Premises, as defined in Section 9(b) of the Third Amendment, is extended to January 31, 2013.

11.          Fifth Renewal Term.

(a)          The Fourth Renewal Option in the Lease and the provisions of Section 10(b) and (c) of the Third Amendment are no longer applicable.

(b)          Subject to the terms of this Section 10, Tenant shall have one (1) option (“Fifth Renewal Option”) to extend the Fourth Renewal Term of either or both the Existing Premises and the Second Expansion Premises and/or the Third Expansion Premises for a consecutive period of sixty (60) months beyond the expiration of the Fourth Renewal Term (“Fifth Renewal Term”).  The Fifth Renewal Term is personal to Tenant and may not be exercised by any sublessee or assignee of Tenant.  The Fifth Renewal Option must be exercised, if at all, by written notice (“Election Notice”) from Tenant to Landlord given not more than three hundred sixty five (365) days and not less than two hundred and seventy (270) days prior to the expiration of the Fourth Renewal Term.  Any such Election Notice given by Tenant to Landlord shall be irrevocable.  The Fifth Renewal Option and Tenant’s delivery of an Election Notice shall be voidable and of no force or effect at the election of Landlord, exercised in Landlord’s sole and absolute discretion, if (i) an Event of Default is occurring under the Lease, as amended hereby, either at the time Tenant exercises the Fifth Renewal Option or as of the commencement of the Fifth Renewal Term, or (ii) there is an event occurring which with the giving of notice or the passage of time, or both, would constitute an Event of Default under the Lease, as amended hereby, either at the time of Tenant’s delivery of the Election Notice or at any time from the date of delivery of such Election Notice through the time of commencement of the Fifth Renewal Term or (iii) if there has been any materially adverse change in the financial condition of the Tenant, as of the commencement of the Fifth Renewal Term.  If Tenant fails to exercise the Fifth Renewal Option in a timely manner, as provided for above, then the Fifth Renewal Option shall be void and of no force and effect.  The validly exercised Fifth Renewal Term shall be upon the same terms and conditions as the Lease, as amended, except that: (x) the annual Base Rent during the Fifth Renewal Term shall be equal to the Fair Market Rent (as defined in the Second Amendment) as of the commencement of the Fifth Renewal Term; and (y) Tenant shall have no further renewal options pursuant to this Section 10 or any provision of the Lease.

(c)          No later than thirty (30) days prior to the commencement of the Fifth Renewal Term, Tenant shall deposit with Landlord an amount, that when taken together with the Security Deposit, equals the monthly Base Rent due for the last month of the Fifth Renewal Term.  Upon the commencement of the Fifth Renewal Term, the term “Security Deposit” shall automatically include such additional Security Deposit and such additional Security Deposit shall be held pursuant to the terms of Article 5 of the Lease.

12.          Security Deposit for the Existing Premises and the Second Expansion Premises.  Pursuant to the Original Lease, First Amendment, Second Amendment and Third Amendment Tenant has deposited a total of Forty Seven Thousand, Five Hundred and Sixteen and 85/100 Dollars ($47,516.85).  Upon execution of this Fifth Amendment to Office Building Lease, Tenant shall deposit with Landlord the additional sum of Two Thousand, Nine Hundred Eight-Four and 15/100 Dollars ($2,984.15), so that such sum, together with the original Security Deposit, shall equal the Base Rent due for the last month of the Fourth Renewal Term and such original Security Deposit together with the additional amount shall be considered the “Security Deposit” and shall be subject to Article 5 of the Original Lease.

13.          Security Deposit for the Third Expansion Premises.  Tenant shall deposit with Landlord as Security Deposit for the Third Expansion Premises and amount equal to Eleven Thousand, Three Hundred and Forty and 63/100 Dollars ($11,340.63).

14.          Express Changes Only.  Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect and shall be incorporated herein.

15.          Brokers.  Tenant warrants that it has had no dealings with any real estate broker or agent, other than Colliers International, acting in its dual capacity on behalf of Landlord and Tenant.  Landlord shall pay Colliers International pursuant to a separate written agreement.  If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto, including attorneys' fees and costs.

16.          Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all such counterparts together, shall constitute one and the same instrument.  The execution of facsimiles of this Amendment shall be binding on the parties hereto.

17.          Entire Agreement.  There are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party, or by any agent, employee, or other representative of either party, pertaining to the subject matter of this Amendment which have not been incorporated into this Amendment.  This Amendment shall not be modified, changed, terminated, amended, superseded, waived, or extended except by a written instrument executed by the parties hereto.

LANDLORD:

PARK LAKE APARTMENTS, L.P.,
a California limited partnership

By:	/s/ Carl Zocchi
Name:	Carl Zocchi
Its:	General Partner

TENANT:

RIMINI STREET, INC.,
 a Nevada corporation

By:	/s/ Seth A. Ravin
Name:	Seth A. Ravin
Its:	CEO